Exhibit 99.1

MEDCATH CONTACT: O. Edwin French President/Chief Executive Officer (704) 815-7700	Art Parker Chief Financial Officer (704) 815-7700
MEDCATH CORPORATION REPORTS FIRST FISCAL QUARTER EARNINGS
     CHARLOTTE, N.C., Feb. 9, 2011 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, today announced operating results for its first fiscal quarter ended December 31, 2010.
First Fiscal Quarter Highlights
•	Net revenue of $88.9 million, up 1.2% compared to the first quarter of fiscal 2010.

•	Total admissions decrease of 1.0%, and adjusted admissions increase of 5.5%, compared to first quarter of fiscal 2010.

•	Income (loss) from continuing operations of $7.2 million, or $0.36 per share, compared to $(1.9) million, or $(0.09) per share, in the first quarter of fiscal 2010.

•	Adjusted EBITDA of $5.8 million, excluding share based compensation and other items described below. Adjusted EPS of $(0.02).
     MedCath’s consolidated results presented in this release and the attached financial schedules account for TexSAn Heart Hospital as a discontinued operation. On November 8, 2010, MedCath announced that it entered into a definitive agreement to sell substantially all of the assets in TexSAn Heart Hospital to a third party, which sale closed effective December 31, 2010. This reflects the Company’s most recent activity related to the previously announced strategic options process. Additional information related to the strategic options process is available in the Company’s Form 10-Q for the fiscal quarter ended December 31, 2010 that is being filed today with the Securities and Exchange Commission.
First Quarter of Fiscal 2011 Results Compared to First Quarter of Fiscal 2010 Results
     MedCath’s reported net revenue increased 1.2% to $88.9 million in the first quarter of fiscal 2011 compared to $87.8 million in the first quarter of fiscal 2010. Net income (loss) was $37.0 million in the first quarter of fiscal 2011 compared to $(2.7) million in the first quarter of fiscal 2010. MedCath’s income from continuing operations was $7.2 million, or $0.36 per diluted share, in the first quarter of fiscal 2011 compared to a loss of $(1.9) million, or $(0.09) per diluted share, in the first quarter of fiscal 2010.
     MedCath’s first quarter of fiscal 2011 financial results include the following items:
•	$2.6 million, or $0.08 per diluted share, of professional fees and other expenses incurred in connection with MedCath’s strategic options process announced on March 1, 2010;

•	$1.9 million, or $0.06 per diluted share, in share-based compensation expense;

•	$(2.1) million, or $(0.05) per diluted share, realized in connection with the refund of sales taxes, net of related consulting fees; and

•	$(15.3) million, or $(0.47) per diluted share, in gains related to the disposition of two minority owned entities during the quarter.
     MedCath’s first quarter of fiscal 2010 financial results include the following items:
•	$0.9 million, or $0.02 per diluted share, in pre-opening expense; and

•	$0.6 million, or $0.02 per diluted share, in share-based compensation expense.
     Adjusted EBITDA was $5.8 million in the first quarter of fiscal 2011 compared to $4.8 million in the same period of the prior year. MedCath’s Adjusted EPS for the first quarter of fiscal 2011 was $(0.02) compared with $(0.05) in the first quarter of fiscal 2010.
     Commenting on the quarter, O. Edwin French, MedCath President and Chief Executive Officer, stated “In general, we are pleased with this quarter’s adjusted admission growth and patient activity at our hospitals. We are also pleased with the continued progress made regarding our strategic options process as we completed the sale of TexSAn Heart Hospital during our first fiscal quarter.”

Operating Statistics and Cash Flow
     MedCath’s financial results for the first fiscal quarter ended December 31, 2010, reflect a 1.0% decrease in total admissions and a 5.5% increase in adjusted admissions compared to the first quarter of fiscal 2010. Hospital outpatient cases, including emergency department visits, totaled 14,607 in the first quarter of fiscal 2011, up 31.5% compared to the first quarter of fiscal 2010.
     Total uncompensated care, which includes charity care plus bad debt expense, equaled 13.4% of hospital division net patient revenue before the deduction for charity care in the first quarter of fiscal 2011 compared to 11.1% in the first quarter of fiscal 2010.
     Net cash provided by operating activities from continuing operations for the first quarter of fiscal 2011 was $0.5 million compared to $2.0 million in the first quarter of fiscal 2010. This decline in net cash provided by operating activities resulted from the annual payment of certain management and employee incentives paid in the quarter related to fiscal 2010.
Use of Non-GAAP Financial Measures
     Included in this press release and the supplemental financial information furnished herewith are certain financial measures that are not calculated and presented in conformity with generally accepted accounting principles (“non-GAAP measures”), such as adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and adjusted diluted earnings per share from continuing operations (“Adjusted EPS”). The supplemental financial information furnished herewith provides a quantitative reconciliation of Adjusted EBITDA and Adjusted EPS based on the following calculations as and for the periods identified below.
     Adjusted EBITDA for the first fiscal quarter of 2011 represents MedCath’s income (loss) from continuing operations, net of taxes attributable to MedCath’s common stockholders; income tax expense, net income attributable to noncontrolling interests; equity in net earnings of unconsolidated affiliates; interest and other income, net; gain on sale of unconsolidated entities, interest expense; loss on disposal of property, equipment and other assets; depreciation; share-based compensation expense; professional fees associated with MedCath’s exploration of strategic options, and sales tax refunds, net. Adjusted EPS for the first fiscal quarter of fiscal 2011 represents MedCath’s diluted loss per share from continuing operations adjusted for gain on sale of unconsolidated investees, professional fees associated with MedCath’s consideration of strategic options, sales tax refunds, net, and share-based compensation expense.
     represents MedCath’s income (loss) from continuing operations, net of taxes attributable to MedCath’s common stockholders, income tax benefit; net income attributable to noncontrolling interest; equity in earnings of unconsolidated affiliates; interest and other income, net; interest expense; loss on disposal of property, equipment and other assets; depreciation; pre-opening expenses, and share-based compensation expense. Adjusted EPS for the first fiscal quarter of fiscal 2010 represents MedCath’s diluted loss per share from continuing operations adjusted for share-based compensation expense and pre-opening expenses.
     MedCath’s management uses Adjusted EBITDA to measure the performance of MedCath’s various operating entities, to compare actual results to historical and budgeted results and to make capital allocation decisions. Management provides Adjusted EBITDA and Adjusted EPS to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA and/or Adjusted EPS as a financial performance measure. Because Adjusted EBITDA and Adjusted EPS are non-GAAP measures, Adjusted EBITDA and Adjusted EPS, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations attributable to MedCath’s common stockholders and Adjusted EPS to diluted EPS from continuing operations.
     This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates six hospitals with a total of 533 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, the implementation of healthcare reform legislation and future enactment of changes in federal law that would further limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s first quarter of fiscal 2011 operating results required management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.

     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission on December 14, 2010. Copies of our filings with the Securities and Exchange Commission, including exhibits, are available at http://www.sec.gov.